EXHIBIT 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated income statement of ConocoPhillips for the six months ended June 30, 2017 has been derived from our historical consolidated financial statements and is being presented to give effect to the disposition of our 50 percent non-operated interest in the FCCL Partnership, (“FCCL”), as well as the majority of our western Canada gas assets (collectively called the “WCBU Assets”).   The unaudited pro forma condensed consolidated income statement has been prepared as though the disposition had occurred on January 1, 2016.  The impact of the disposition is fully reflected in our historical consolidated balance sheet as of June 30, 2017.

The following unaudited pro forma condensed consolidated income statement should be read in conjunction with our historical financial statements and accompanying notes.  The pro forma adjustments are based upon information and assumptions available at the time of the filing of this financial information on Form 8-K that management believes to be reasonable and factually supportable.

The unaudited pro forma financial information is based on financial statements prepared in accordance with U.S. generally accepted accounting principles, which are subject to change and interpretation. The unaudited pro forma condensed consolidated income statement was based on and derived from our historical consolidated financial statements, adjusted for those amounts which were determined to be directly attributable to the disposition, factually supportable, and expected to have a continuing impact on our consolidated results.

The unaudited pro forma condensed consolidated income statement is for illustrative purposes only, does not reflect what our results of operations would have been had the disposition of FCCL and the WCBU Assets occurred on the dates indicated, and is not necessarily indicative of our future results of operations. Actual adjustments may differ materially from the information presented.

Unaudited Pro Forma Condensed Consolidated Income Statement	ConocoPhillips
Six Months Ended June 30, 2017

	Millions of Dollars
	Historical	FCCL & WCBU Assets		Pro Forma Adjustments		Pro Forma
Revenues and Other Income
Sales and other operating revenues	$14,299	(278	) (a)			14,021
Equity in earnings of affiliates	378	(197	) (b)			181
Gain on dispositions	1,898			(1,854	) (d)	44
Other income	78			—	(e)	78
Total Revenues and Other Income	16,653	(475)		(1,854)		14,324

Costs and Expenses
Purchased commodities	6,114	(32	) (a)			6,082
Production and operating expenses	2,625	(139	) (a)	(25	) (f)	2,461
Selling, general and administrative expenses	291			(14	) (g)	277
Exploration expenses	649	(6	) (a)			643
Depreciation, depletion and amortization	3,604	(113	) (a)			3,491
Impairments	6,469					6,469
Taxes other than income taxes	429	(9	) (a)			420
Accretion on discounted liabilities	187	(9	) (a)			178
Interest and debt expense	621					621
Foreign currency transaction losses	23					23
Other expense	234					234
Total Costs and Expenses	21,246	(308)		(39)		20,899
Loss before income taxes	(4,593)	(167)		(1,815)		(6,575)
Income tax benefit	(1,766)	(18	) (c)	531	(h)	(1,253)
Net loss	(2,827)	(149)		(2,346)		(5,322)
Less: net income attributable to noncontrolling interests	(27)					(27)
Net Loss Attributable to ConocoPhillips	$(2,854)	(149)		(2,346)		(5,349)

Net Loss Attributable to ConocoPhillips Per Share of Common Stock (dollars)
Basic	$(2.30)					(4.31)
Diluted	(2.30)					(4.31)

Dividends Paid Per Share of Common Stock (dollars)	$0.53					0.53

Average Common Shares Outstanding (in thousands)
Basic	1,240,037					1,240,037
Diluted	1,240,037					1,240,037

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	ConocoPhillips

(a)                           These adjustments eliminate the direct operating results of the WCBU Assets, as well as the purchased commodities, exploration expenses, depreciation, depletion and amortization, taxes other than income taxes and accretion on discounted liabilities directly attributable to the WCBU Assets, as if the transaction occurred on January 1, 2016. Not included in these pro forma adjustments are anticipated savings due to costs that may be reduced or eliminated subsequent to the disposition.

(b)                           This adjustment eliminates the equity in earnings from FCCL.

(c)                            Reflects the elimination of the income tax effect of the adjustments to loss before income taxes using primarily the historical Canadian statutory rates for ordinary or capital income, as applicable, in effect for the six-month period ended June 30, 2017.

(d)                           Reflects the elimination of the before-tax gain of $1.85 billion arising from the disposition.

(e)                            Reflects the impact of the receipt of $8 million in dividends that would have been paid during the first quarter of 2017 on the 208 million Cenovus common shares received as consideration from the disposition, net of the reversal of $8 million of nonrecurring transition services fee income from Cenovus recorded during the six-month period ended June 30, 2017.

(f)                             Reflects the elimination of nonrecurring restructuring costs incurred during the six-month period ended June 30, 2017.

(g)                            Reflects the elimination of customary transaction costs for financial advisory, legal, tax and accounting professional fees incurred in connection with the disposition during the six-month period ended June 30, 2017.

(h)                           This adjustment reflects the elimination of an approximate $1 billion financial accounting tax benefit primarily associated with a deferred tax recovery related to the Canadian capital gains exclusion component of the transaction and the recognition of previously unrealizable Canadian capital tax asset basis. This adjustment additionally reflects the reversal of tax expense primarily related to the gain arising from the disposition, calculated at statutory Canadian tax rates for ordinary or capital income, based on the components of the gain.